Exhibit 16.1

September 1, 2011

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549

Re:       File No: 000-53981
Blue Calypso, Inc.  f/k/a/ JJ&R Ventures, Inc.

Commissioners:

We have read the statements made by Blue Calypso, Inc. which were filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated September 1, 2011. We agree with the statements made under Item 4.01 concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made in the filing.

Very truly yours,

/s/ R.R. Hawkins & Associates International, a PC
R.R. Hawkins & Associates International, a PC
Los Angeles, CA

Corporate Headquarters

5777 W. Century Blvd.  , Suite No. 1500

Los Angeles, CA 90045

T: 310.553.5707  F: 310.553.5337

www.rrhawkins.com